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								  Exhibit 10

		     The Ohio Casualty Insurance Company
		    2003 Officer Annual Incentive Program


Overview

The 2003 Officer Annual Incentive Program ("Program") is designed to give participants the opportunity to earn a cash bonus based on criteria defined in
Exhibit 1.

Eligibility for Participation

To be a participant, the employee must satisfy the eligibility requirements specified in Exhibit 1.

Eligibility for Bonus Payment

Unless otherwise provided in Exhibit 1, the following rules shall govern a participant's ability to receive a bonus payment under the Program.

Participants who have been placed on disciplinary probation within the 12-month period preceding the bonus payment date are not eligible for the bonus.

Participants must be employed and in good standing at the time of payout in order to receive any bonus under this Program.

If a participant retires, dies or becomes disabled in 2003, he/she is eligible for a prorated bonus (as described below). If a participant retires, dies or becomes disabled after December 31, 2003 but before the bonus payment is made, he/she is eligible for the bonus earned.

If a participant is displaced out of an eligible position (as defined in Exhibit 1) in 2003, he/she is eligible for a prorated bonus.

If a participant is demoted out of an eligible position in 2003, he/she is not eligible for the bonus. If a participant is demoted out of an eligible position after December 31, 2003 but before the bonus payment date, he/she is eligible for the bonus earned.

Any bonus will be prorated for the period of time that a participant is on a leave of absence in 2003 (except for any leave of absence covered under the Family Medical Leave Act).

Bonus Payments

The bonus amount will be calculated after all necessary data is available in accordance with Exhibit 1. It is expected that the bonus will be paid in the spring of 2004.

If Exhibit 1 provides that a portion of the bonus earned will be delayed, it is expected that the deferred portion will be paid in the spring of 2005. Any portion of the bonus to be paid in 2005 will be paid to those who met the eligibility requirements for the 2004 payout, unless the participant is no longer in good standing, has been placed on disciplinary probation within the 12-month period preceding the bonus payment date, or has terminated employment. Participants who have retired, died, or become disabled will receive any earned bonus.

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A participant's prorated bonus shall be determined by multiplying the bonus amount by x/12, with x being the number of whole months in the year during which the person was "eligible for the bonus." A person is considered "eligible for the bonus" for each month in which he/she meets the eligibility requirements as of the 15th day of the month.

If a participant dies prior to payment of the earned bonus, the bonus will be payable to the participant's estate.

Payment of a bonus to an employee on a leave of absence will not be made until the employee returns from the leave of absence.

The bonus payments will be considered a part of Final Average Compensation (as defined in The Ohio Casualty Insurance Company Employees Retirement Plan) if paid to the employee prior to his/her termination date.

The bonus payment will be included in a participant's Compensation (as defined in The Ohio Casualty Insurance Company Employee Savings Plan) if paid to the employee before his/her termination date. If the employee is contributing to the Employee Savings Plan at the time a bonus is paid and such bonus is included in his/her Compensation for purposes of the Employee Savings Plan, contributions to the Employee Savings Plan will be deducted from any amount payable to the employee under this Program.

The Ohio Casualty Insurance Company ("OC") shall deduct from any amount payable to the employee under this Program any taxes required to be withheld under federal, state and local law.

Confidential Information

At all times during employment with OC or any of its subsidiaries and thereafter, employees shall not disclose, divulge, use or publish any Confidential Information (as defined below) except in connection with the employee's job responsibilities for OC or its subsidiaries or with the written permission by an authorized senior officer of The Ohio Casualty Insurance Company. For purposes of this section, Confidential Information means any and all confidential and/or proprietary information, data or knowledge of the Ohio Casualty Corporation ("OCC") or any of its subsidiaries including but not limited to (i) information regarding research, development, new products, marketing and selling strategies, operating plans and procedures, reinsurance, policyholders and agents, (ii) information regarding business plans and strategies, budgets, litigation and governmental proceedings, prices, costs and expenses and premium data, (iii) skills and compensation of other employees, and (iv) trade secrets, ideas, processes, source and object codes, data, computer programs and software, and other intellectual property. Confidential Information does not include information which is or becomes generally available to the public other than as a result of a disclosure by an employee in violation of this Program.

When an employee leaves the employ of OC (or at OC's earlier request), he or she will deliver to OC any and all computer disks and tapes, notes, memoranda and other documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information.

Breach of this section will result in appropriate disciplinary action by OC up to and including termination of employment. OCC and OC shall have the right to enforce this section by injunction,

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specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that OCC or OC may have for breach of this provision.

Miscellaneous

Full power and authority to construe, interpret and administer this Program, including determining the eligibility and the amount of any bonus payments hereunder will be vested in the Executive Compensation Committee of the Board of Directors. Such group shall have the sole and exclusive discretion in making any and all decisions regarding the Program's operation. In no circumstances may the Program be construed or interpreted as guaranteeing bonus payments being made to any eligible employee.

Since no employee has a guaranteed right to any bonus amount under this Program, any attempt by such an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated bonus amount shall be void and neither OCC nor any of its subsidiaries shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any such employee who might anticipate a bonus under this Program.

Nothing in this Program shall confer upon any employee any right to continue in the employment of OC or any subsidiary or limit in any way the right of OC or any subsidiary to terminate the employment of the employee at any time.

This Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of OCC or any of its subsidiaries for payment of any bonus amount under this Program. No employee or any other person shall have any interest in any particular assets of OCC or any of its subsidiaries by reason of the right to receive a bonus payment under this Program and any such employee or any such other person shall have only the rights of a general unsecured creditor of OC or its applicable subsidiary regarding his or her rights under this Program.

OC reserves the right to amend or terminate the Program (in its sole discretion) by action of the Executive Compensation Committee of the Board of Directors. A termination of the Program shall cause a discontinuance or forfeiture of any bonus amounts not earned at the time of termination. Any amendment made to the Program shall be effective as of the date such amendment is adopted and no such amendment shall adversely affect the rights of any employee to bonus amounts earned prior to the adoption of such amendment.

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EXHIBIT 1
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		 2003 Officer Annual Incentive Program Details


Eligibility to Participate
To be a participant, an employee must be employed in an officer position ("eligible position") on or after January 1, 2003 and before December 15, 2003 ("eligible employee"). An eligible employee will become a participant on the earliest date on or after January 1, 2003 on which he/she becomes an eligible employee.

Program Design
A target bonus amount has been defined for each participant based on his or her position. The target bonus amount is stated as a percent of base salary. Annual base salary as of December 31, 2003 will be used to calculate the bonus.

The target bonus amount is divided into two components, one based on operating income and one based on combined ratio (and premium for most business units). The initial amount of each component will be 50% of the total target bonus amount. No component of the bonus will be paid under this program unless the minimum threshold for corporate operating income is achieved.

Operating Income Component:
     To determine the operating income component of the bonus, the target bonus amount will be multiplied by 50% (the weight of the component) and adjusted up or down based on before-tax operating income as shown in the Operating Income Matrix on the personalized sheet. Individual performance is then used as a modifier, adjusting the result from the preceding sentence up or down as shown in the Individual Performance Matrix on the personalized sheet.

Combined Ratio Component:
     For both Support Areas and Business Units, payment of the combined ratio component of the bonus is dependent on meeting the minimum threshold for corporate operating income.

     To determine the combined ratio component of the bonus, the target bonus amount will be multiplied by 50% (the weight of the component) and adjusted up or down based on the Combined Ratio Matrix on the personalized sheet. Individual performance is then used as a modifier, adjusting the result up or down as shown in the Individual Performance Matrix on the personalized sheet.

     For Support Areas, the Combined Ratio Matrix will use 2003 corporate accident year combined ratio. For Business Units, the Combined Ratio Matrix will use the business unit's 2003 accident year combined ratio, and 2003 gross written premium for most business units. The appropriate matrix is shown on the personalized sheet.

     For the combined ratio component of the bonus, the 2004 bonus payout will be 60% of the bonus earned based on 2003 results as evaluated in early 2004. The 2005 payout of the combined ratio component of the bonus will be 100% of the incentive earned based on 2003 results as evaluated in early 2005, less previous combined ratio bonus payments made for 2003

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     results.  If the calculation of the bonus payment results in a negative number, there will be no repayment of bonus payouts from a previous year.

Calculation
The following steps will be followed to calculate the bonus.
     Step 1: Determine if the minimum threshold for operating income is achieved. If so, proceed to the next step. If not, no component of the bonus will be paid.

	Operating Income Component:
     Step 2: Multiply the target bonus amount by 50% and use the Operating
	     Income Matrix to adjust the amount.

     Step 3: Use the Individual Performance Matrix to adjust the result of step 2. This is the operating income component of the bonus.

	Combined Ratio Component:
     Step 4: Multiply the target bonus amount by 50% and use the appropriate Combined Ratio Matrix to adjust the amount.

     Step 5: Use the Individual Performance Matrix to adjust the result of step 4. This is the combined ratio component of the bonus.

	First Payout Amount:
     Step 6: Determine the first payout of the combined ratio component of the bonus by multiplying the result of step 5 by 60%.

     Step 7: Determine the total amount for the first payout by adding the result of Step 3 to the result of Step 6.

	Deferred Payout Amount:
     Step 8: Repeat steps 4 and 5 using updated combined ratio data.
	     Subtract from this amount the amount previously calculated in step 6 using original combined ratio data. This is the deferred payout amount.

Measures of Performance
Operating Income:  Ohio Casualty Corporation ("OCC") 2003 before-tax
		   operating income which may be adjusted to account for an extraordinary event(s), but only if approved by the Executive Compensation Committee of the Board of Directors.

Corporate Combined Ratio:  2003 accident year combined ratio for the company
			   as a whole. The accident year combined ratio (on an estimated/projected basis) is net of reinsurance, includes residual markets and the effect of canceled agents, and excludes National Workers' Compensation Pool.

Business Unit Performance:  Measured by the business unit's 2003 accident
			    year combined ratio and/or 2003 gross written premium. If both measures are used, they will be combined in a matrix with payouts established for various

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			    combinations.  Separate matrices will be used for
			    different business units. The combined ratio and/or the gross written premium may be adjusted to account for an extraordinary event(s), but only if approved by the Executive Compensation Committee of the Board of Directors.

			    Commercial Umbrella for the home office staff includes all commercial umbrellas.
			    Specifically, it is unsupported umbrellas written through umbrella-only agents plus unsupported and supported commercial umbrellas written through agents who are not umbrella-only agents.

	Premium:
			    Gross written premium excludes residual markets and National Workers' Compensation Pool, and is gross of reinsurance.

			    The Home Office Commercial Lines gross written premium is all commercial lines, excluding all bonds and umbrellas. The regions' Commercial Lines gross written premium is all commercial lines, excluding bonds and unsupported umbrellas written through umbrella-only agents.

	Combined Ratio:
			    The accident year combined ratio (on an
			    estimated/projected basis) is net of reinsurance, includes residual markets and the effect of canceled agents, and excludes National Workers' Compensation Pool.

			    The Home Office Commercial Lines accident year combined ratio is all commercial lines, excluding all bonds and umbrellas. The regions' Commercial Lines accident year combined ratio is all commercial lines, including unsupported and supported umbrellas written through any agent, but excluding bonds.

Individual Performance:   Measured using the Overall Performance Rating on
			  the participant's 2003 Employee Evaluation Form.

Miscellaneous
If a participant has a job change in 2003 that does not affect eligibility for participation in this Program but does affect the bonus amount or bonus structure (for example, due to promotion from Assistant Vice President to Vice President or transfer from Support Area to Business Unit), the bonus will be prorated for the portion of the year that was spent in each position. For example, if the participant spends part of the year in a Support Area and part of the year in a Business Unit, he/she is eligible for a prorated Support Area bonus and a prorated Business Unit bonus. The bonus amounts would be prorated based on the number of months the participant spent in the Support Area or Business Unit.

Any questions about the Officer Annual Incentive Program should be directed to Lynn Schoel (extension 2029 in the Home Office) or any other member of the Compensation Department.

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Sample Calculation

Assume an individual target bonus of $25,000, 2003 before-tax operating income of $100,000,000 and 2003 Overall Performance Rating for the individual of "Excellent". Assume the individual is in a Support Area, and the corporate accident year combined ratio was 99.0

Step 1: Determine if the minimum threshold for corporate operating income is achieved. If so, proceed to the next step. If not, no component of the bonus will be paid.

	    Operating Income minimum threshold = $50,000,000

	    Operating Income of $100,000,000 exceeds the minimum threshold

Step 2: Multiply the target bonus amount by 50% and use the Operating Income
	Matrix to adjust the amount.

	Operating Income Matrix
	2003 Before-tax Operating Income        Initial Bonus Calculation
	--------------------------------        -------------------------
		 $148,900,000+                   150.0% of target bonus
	  $141,600,000 - $148,899,000            137.5% of target bonus
	  $134,000,000 - $141,599,000            125.0% of target bonus
	  $126,500,000 - $133,999,000            112.5% of target bonus
	  $119,100,000 - $126,499,000            100.0% of target bonus
	  $104,100,000 - $119,099,000             87.5% of target bonus
	   $97,100,000 - $104,099,000             75.0% of target bonus
	   $89,100,000 - $97,099,000              62.5% of target bonus
	   $82,100,000 - $89,099,000              50.0% of target bonus

	Operating Income Component After Initial Calculation = 50% x 75% x
							       target bonus
							       amount
							     = 50% x 75% x
							       $25,000
							     = $9,375
Step 3: Use the Individual Performance Matrix to adjust the result of step 2.
	This is the operating income component of the bonus.

	Individual Performance Matrix
	2003 Overall Performance Rating                    Bonus Amount
	-------------------------------                    ------------
	Clearly Outstanding performance             150% of result of initial
						    calculation
	Excellent performance                       125% of result of initial
						    calculation
	Good performance                            100% of result of initial
						    calculation
	Marginal performance                          0% of result of initial
						    calculation
	Unsatisfactory performance                    0% of result of initial
						    calculation

	Operating Income Component = 125% x  result of step 2
				   = 125% x $9,375
				   = $11,718.75


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Step 4: Multiply the target bonus amount by 50% and use the appropriate
	Combined Ratio Matrix to adjust the amount.
	Combined Ratio Matrix
	2003 Corporate A/Y Combined Ratio       Initial Bonus Calculation
	---------------------------------       -------------------------
		  < 97.1                         150.0% of target bonus
		97.2 - 97.7                      137.5% of target bonus
		97.8 - 98.1                      125.0% of target bonus
		98.2 - 98.7                      112.5% of target bonus
		98.8 - 99.6                      100.0% of target bonus
		99.7 - 100.2                      87.5% of target bonus
		100.3 - 100.7                     75.0% of target bonus
		100.8 - 101.2                     62.5% of target bonus
		101.3 - 101.7                     50.0% of target bonus

	Combined Ratio Component After Initial Calculation = 50% x 100% x
							     target bonus
							     amount
							   = 50% x 100% x
							     $25,000
							   = $12,500

Step 5: Use the Individual Performance Matrix to adjust the result of step 4.
	This is the combined ratio component of the bonus.

	Combined Ratio Component = 125% x result of step 4
				 = 125% x $12,500
				 = $15,625

Step 6: Determine the first payout of the combined ratio component of the bonus by multiplying the result of step 5 by 60%.

	2004 payout of Combined Ratio Component = 60% x result of step 5
						= 60% x $15,625
						= $9,375

Step 7: Determine the total amount for the first payout by adding the result of Step 3 to the result of Step 6.

	2004 payout = result of step 3 + result of step 6
		    = $11,718.75 + $9,375
		    = $21,093.75




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